UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 3, 2026

ELUTIA INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39577	47-4790334
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20 Firstfield Road

Gaithersburg, MD 20878

(Address of principal executive offices) (Zip Code)

(240) 247-1170

(Registrant’s telephone number, include area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Class A Common Stock, $0.001 par value per share	ELUT	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 3, 2026, the Board of Directors (the "Board") of Elutia Inc. (the "Company") adopted the Elutia Inc. 2026 Inducement Award Plan (the "Inducement Plan"). The purpose of the Inducement Plan is to induce individuals to enter into enter into employment with the Company and its subsidiaries, and to enhance the ability of the Company and its subsidiaries to attract, retain and motivate persons who are expected to make important contributions to the Company by providing these individuals with equity ownership opportunities.

Awards under the Inducement Plan may only be granted to individuals who were not previously employees or directors of the Company, or following a bona fide period of interruption of employment, as a material inducement to their entering into employment with the Company or its subsidiaries within the meaning of Rule 5635(c)(4) of the Listing Rules of The Nasdaq Stock Market. Accordingly, approval of the Company's stockholders was not required for the adoption of the Inducement Plan.

The Inducement Plan provides for the grant of stock options (other than incentive stock options), stock appreciation rights, restricted stock, restricted stock units, other stock- or cash-based awards, and dividend equivalents. Under the Inducement Plan, a maximum of 2,000,000 shares of the Company's Class A common stock may be issued. Shares subject to awards that are forfeited, expire, are surrendered, are tendered or withheld for payment of the exercise price or tax withholding obligations, or are settled in cash, will again be available for future grants under the Inducement Plan.

The Board has designated the Compensation Committee as “Administrator" under the Inducement Plan, with broad authority to determine eligible award recipients, award types, award terms and conditions, vesting schedules, and other matters related to the Inducement Plan. The Administrator also has the authority to institute and determine the terms and conditions of an exchange program, including a repricing of awards, and to adopt award agreement forms under the Inducement Plan.

The exercise price of stock options and stock appreciation rights granted under the Inducement Plan may not be less than 100% of the fair market value of a share of the Company's Class A common stock on the date of grant, and the term of options and stock appreciation rights may not exceed ten years. No incentive stock options may be granted under the Inducement Plan.

The Inducement Plan contains provisions addressing the treatment of awards in the event of a change in control of the Company. Unless the Administrator elects to terminate an award in exchange for cash, rights or property, or cause an award to become fully exercisable and no longer subject to forfeiture restrictions prior to the consummation of a change in control, awards will generally continue in effect or be assumed or an equivalent award substituted by the successor corporation. If the successor corporation refuses to assume or substitute for an award, the Administrator may cause such award to terminate in exchange for cash, rights or other property, or may cause such award to become fully exercisable immediately prior to the consummation of the change in control.

Awards granted under the Inducement Plan are generally non-transferable. The Board may amend, suspend or terminate the Inducement Plan at any time, subject to certain limitations. All awards under the Inducement Plan are subject to the Company's clawback policies.

In connection with the adoption of the Inducement Plan, the Board also adopted a form of Stock Option Agreement for option grants under the Inducement Plan.

The foregoing descriptions of the Inducement Plan and the form of Stock Option Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Inducement Plan and the form of Stock Option Agreement, copies of which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.
Exhibit No.	Exhibit Description

10.1	Elutia Inc. 2026 Inducement Award Plan
10.2	Form of Stock Option Agreement under the Elutia Inc. 2026 Inducement Award Plan
104	Cover Page Interactive Data File (formatted as Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELUTIA INC.

Date: March 9, 2026	By:	/s/ Matthew Ferguson
Matthew Ferguson
Chief Financial Officer